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                                                             Exhibit 99

RIDDELL SPORTS INC.
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900 THIRD AVENUE/27TH FLOOR, NEW YORK, NEW YORK 10022      (212) 826-4300
                                                      FAX: (212) 826-5006
                                                    Contact: Lisa Marroni


    RIDDELL SPORTS INC. REMAINS CONFIDENT FRAUDULENT TRANSFER CASES ARE
         WITHOUT MERIT DESPITE TRUSTEE S WITHDRAWAL OF SETTLEMENT




    New York, N.Y., June 24,1996 -- Riddell Sports Inc. (NASDAQ: RIDL) today announced that the bankruptcy trustees of MacGregor Sporting Goods, Inc. (now known as M Holdings Inc.) ( MAC I ) and MGS Acquisition, Inc. withdrew their motion to approve the previously-announced settlement of the two fraudulent transfer suits in which Riddell and certain others were named defendants. The trustees withdrawal was made after the Creditors Committee proposed a Plan of Reorganization of MAC I. This plan was recently proposed in opposition to the settlement entered into by the court-appointed trustees and Riddell, and seeks to replace the trustees and continue the fraudulent transfer litigations.

    The proposed Creditors Committee Plan is subject to acceptance by the creditors and court approval. The Company does not anticipate that an adjustment to the reserve previously established for these actions will be made due to this event, but cautions that there can be no assurance that the matters will ultimately be resolved at an amount within the reserve.

    The Company entered into the settlement as an alternative to the expense of litigation, and while disappointed that the settlement will not be submitted by the trustees for court approval, the Company remains confident that the fraudulent transfer cases are without merit and intends to vigorously defend against them.

    Riddell Sports Inc. is the world's leading manufacturer of football equipment. The Company sells sporting goods products (including mini- and full-size helmets made for display purposes for collectors), shoulder pads and other sports protective equipment under the Riddell and ProEdge brands and provides reconditioning services under the Riddell/All-American name. The Company also licenses the Riddell and MacGregor trademarks for use on athletic footwear, leisure apparel and sports equipment.

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